Exhibit 99.1

FOR IMMEDIATE RELEASE

February 7, 2011

Owens & Minor Reports 2010 Financial Results, Reflecting Positive

Trends in Financial & Operational Metrics

Planned termination of defined benefit pension plan successfully achieved in the fourth quarter of 2010

RICHMOND, VA….Owens & Minor, Inc. (NYSE-OMI) today reported financial results for the fourth quarter ended December 31, 2010, including quarterly revenue of $2.07 billion, increased 1.5% when compared to revenue of $2.04 billion in the fourth quarter of 2009. Net income for the fourth quarter of 2010 was $21.8 million, or $0.34 per diluted share, a decrease of $10.6 million, or $0.17 per diluted share, when compared to net income of $32.3 million, or $0.51 per diluted share, in the comparable period of 2009. As planned, the company terminated its defined benefit pension plan during the fourth quarter, distributed the plan’s assets, and recorded a pension settlement charge of $0.19 per diluted share. Excluding the negative effect of the pension settlement charge, fourth quarter net income would have been $0.53 per diluted share, an improvement of 3.9% when compared to net income per diluted share for the same period of 2009.

For the fourth quarter of 2010, operating earnings were $39.3 million, or 1.90% of revenue, decreased $16.4 million when compared to operating earnings of $55.8 million, or 2.73% of revenue, for the fourth quarter of 2009. For purposes of comparison, excluding the impact of the pension settlement charge, operating earnings were 2.84% of revenues for the fourth quarter of 2010. Operating earnings in the fourth quarter of 2010 also include the impact of expenses associated with preparations for on-boarding a significant third-party logistics customer of approximately $1.0 million, or $0.01 per diluted share.

“Despite a challenging healthcare utilization environment all year, we achieved our earnings goal for 2010, ending the year on a positive note,” said Craig R. Smith, president & chief executive officer of Owens & Minor. “We also accomplished many of our financial and operational goals, including improvements in asset management and operating metrics. We signed a significant third-party logistics customer and terminated our pension plan. Our achievements resulted directly from the hard work of our teammates, who produced another strong performance, while taking exceptional care of our customers and improving upon our already high customer satisfaction ratings.”

Pension Plan Termination

In December 2009, Owens & Minor’s board of directors approved a plan to fund and terminate the company’s noncontributory defined benefit pension plan. The plan covered substantially all employees who had earned benefits as of December 31, 1996. On that date, the benefits of employees under this plan were frozen, with all participants becoming fully vested. As planned, the company terminated its pension plan in the fourth quarter of 2010. The company contributed $13.9 million to the plan during 2010 and completed the distribution of substantially all of the plan assets to plan participants to settle the plan’s obligations in the fourth quarter of 2010. Pension expense of $21.4 million for 2010 includes a settlement charge of $19.6 million and $1.8 million in other net periodic pension costs. The settlement charge had a negative impact of $0.19 on income from continuing operations per diluted common share for 2010.

2010 Annual Results

For the year ended December 31, 2010, revenue was $8.12 billion, increased 1.1% from revenue of $8.04 billion in 2009. Income from continuing operations for 2010 was $110.6 million, or $1.75 per diluted share, decreased compared to income from continuing operations of $116.9 million, or $1.86 per diluted share for the comparable period in 2009. Excluding the pension settlement charge, income from continuing operations would have been $1.94 per diluted share, an improvement of 4.3% when compared to 2009. In 2009, Owens & Minor reported a loss from discontinued operations of $12.2 million, or $0.19 per diluted share, resulting primarily from exiting the direct-to-consumer diabetes supply (DTC) business. Net income for 2010 was $110.6 million, or $1.75 per diluted share, improved $5.9 million, or 5.7%, when compared to net income of $104.7 million, or $1.67 per diluted share, for 2009.

Asset Management

For the year ended December 31, 2010, operating cash flow from continuing operations was $245 million, increased when compared to $165 million for 2009. Cash used by discontinued operations was $1.7 million for 2010, while cash provided by discontinued operations for 2009 was $73 million, including $63 million received from the sale of certain assets of the DTC business. Cash and cash equivalents were $159 million at December 31, 2010, increased from $96 million at December 31, 2009. As of the end of 2010, debt was $211 million, essentially unchanged when compared to debt as of December 31, 2009. Days sales outstanding (DSO), as of December 31, 2010, was 19.6 days, improved from DSO of 21.4 days at the end of the prior year. Inventory turns for the fourth quarter of 2010 were 10.2, compared to turns of 10.6 for the same period in 2009. Increased inventory levels as of December 31, 2010, resulted from inventory purchases made in advance of customer conversions, which were in process at year-end.

Shareholder Distributions

The Owens & Minor board of directors has approved the payment of the first quarter 2011 cash dividend in the amount of $0.20 per share, a 13% increase over the prior quarter’s dividend. The cash dividend is payable on March 31, 2011, to shareholders of record as of March 15, 2011.

The company’s board of directors also authorized a share repurchase program of up to $50 million of the company’s outstanding common stock to be executed at the discretion of management over a three-year period, expiring in February 2014. The program is intended to offset shares issued in conjunction with the company’s stock incentive plan and may be suspended or discontinued at any time.

2011 Outlook

At its annual Investor Day last December, the company provided the following financial guidance for 2011:

“For 2011, we are targeting revenue growth in a range of 3% to 5%, when compared to 2010, and net income per diluted share in a range of $1.95 to $2.10,” said Craig R. Smith, president & chief executive officer of Owens & Minor.

The 2011 outlook is based on certain assumptions that are subject to the risk factors discussed in the company’s filings with the Securities & Exchange Commission.

Highlights

•

In its 2010 customer satisfaction survey, 99% of Owens & Minor’s customers reported they were satisfied with the service provided by the company, an improvement when compared to 97% of customers in 2009. More than 700 healthcare provider customers completed the on-line survey, which was conducted by an independent research firm.

•	Owens & Minor will participate in two investor conferences in the first quarter of 2011. Webcasts of both presentations will be available on www.owens-minor.com under the Investor Relations section.
o	Citi 2011 Global Healthcare Conference, March 2 – New York
o	Barclays Capital 2011 Global Healthcare Conference, March 17 – Miami

Safe Harbor Statement

Except for historical information, the matters discussed in this press release may constitute forward-looking statements that involve risks and uncertainties that could cause actual results to differ materially from those projected. These risk factors are discussed in reports filed by the company with the Securities & Exchange Commission. All of this information is available at www.owens-minor.com. The company assumes no obligation, and expressly disclaims any such obligation, to update or alter information, whether as a result of new information, future events, or otherwise.

Owens & Minor, Inc., (NYSE: OMI) a FORTUNE 500 company headquartered in Richmond, Virginia, is a leading national distributor of name-brand medical and surgical supplies and a healthcare supply-chain management company. Owens & Minor is also a member of the Russell 2000® Index, which measures the performance of the small-cap segment of the U.S. equity universe, as well as the S&P MidCap 400, which includes companies with a market capitalization of $750 million to $3.3 billion that meet certain financial standards. With a diverse product and service offering and distribution centers throughout the United States, the company serves hospitals, integrated healthcare systems, alternate site locations, group purchasing organizations, and the federal government. Owens & Minor provides technology and consulting programs that improve inventory management and streamline logistics across the entire medical supply chain—from origin of product to patient bedside. For news releases, or for more information about Owens & Minor, visit the company website at www.owens-minor.com.

Investors Conference Call & Supplemental Material

Conference Call: Owens & Minor will conduct a conference call for investors on Tuesday, February 8, 2011, at 8:30 a.m. Eastern. Participants may access the call at 877-748-0043 with access code #38892068. The international dial-in number is 706-758-5871 with access code #38892068. Replay: A replay of the call will be available for three weeks by dialing 800-642-1687, using access code #38892068. Webcast: A listen-only webcast of the call, along with supplemental information, will be available on www.owens-minor.com under “Investor Relations.”

Information on www.Owens-Minor.com

Owens & Minor uses its Web site, www.owens-minor.com, as a channel of distribution for material company information, including news releases, investor presentations and financial information. This information is routinely posted and accessible under the Investor Relations section.

CONTACTS:

Trudi Allcott, Director, Investor & Media Relations, 804-723-7555, truitt.allcott@owens-minor.com

Chuck Graves, Director, Finance & Investor Relations, 804-723-7556, chuck.graves@owens-minor.com

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Owens & Minor, Inc.

Condensed Consolidated Statements of Income (unaudited)

(in thousands, except per share data)

	Three Months Ended December 31,
	2010	2009
Net revenue	$2,070,166	$2,040,424
Cost of goods sold	1,862,336	1,831,911

Gross margin	207,830	208,513
Selling, general and administrative expenses	142,340	147,173
Pension expense	19,573	188
Depreciation and amortization	7,788	6,682
Other operating income, net	(1,181)	(1,287)

Operating earnings	39,310	55,757
Interest expense, net	3,761	3,194

Income from continuing operations before income taxes	35,549	52,563
Income tax provision	13,761	20,524

Income from continuing operations	21,788	32,039
Income from discontinued operations, net of tax	—	308

Net income	$21,788	$32,347

Income per common share - basic:
Continuing operations	$0.35	$0.51
Discontinued operations	$	$0.01
Net income per share - basic	$0.35	$0.52
Income per common share - diluted:
Continuing operations	$0.34	$0.51
Discontinued operations	$—	—
Net income per share - diluted	$0.34	$0.51

Weighted average shares - basic	62,430	61,952
Weighted average shares - diluted	62,656	62,288

	Year Ended December 31,
	2010	2009
Net revenue	$8,123,608	$8,037,624
Cost of goods sold	7,315,883	7,223,237

Gross margin	807,725	814,387
Selling, general and administrative expenses	564,169	592,340
Pension expense	21,366	752
Depreciation and amortization	29,148	25,265
Other operating income, net	(2,894)	(5,245)

Operating earnings	195,936	201,275
Interest expense, net	14,323	13,028

Income from continuing operations before income taxes	181,613	188,247
Income tax provision	71,034	71,388

Income from continuing operations	110,579	116,859
Loss from discontinued operations, net of tax	—	(12,201)

Net income	$110,579	$104,658

Income (loss) per common share - basic:
Continuing operations	$1.76	$1.87
Discontinued operations	$—	$(0.19)
Net income per share - basic	$1.76	$1.68
Income (loss) per common share - diluted:
Continuing operations	$1.75	$1.86
Discontinued operations	$—	$(0.19)
Net income per share - diluted	$1.75	$1.67

Weighted average shares - basic	62,315	61,716
Weighted average shares - diluted	62,563	62,084

Owens & Minor, Inc.

Condensed Consolidated Balance Sheets (unaudited)

(in thousands)

	December 31, 2010	December 31, 2009
Assets
Current assets
Cash and cash equivalents	$159,213	$96,136
Accounts and notes receivable, net	471,661	498,080
Merchandise inventories	720,116	689,889
Other current assets	52,799	57,962

Total current assets	1,403,789	1,342,067
Property and equipment, net	101,545	84,965
Goodwill, net	247,271	247,271
Intangible assets, net	24,825	27,809
Other assets, net	44,609	44,976

Total assets	$1,822,039	$1,747,088

Liabilities and shareholders’ equity
Current liabilities
Accounts and drafts payable	$531,735	$546,989
Accrued payroll and related liabilities	20,588	34,885
Deferred income taxes	39,082	25,784
Other accrued liabilities	102,797	90,519
Current liabilities of discontinued operations	279	1,939

Total current liabilities	694,481	700,116
Long-term debt, excluding current portion	209,096	208,418
Deferred income taxes	12,107	8,947
Other liabilities	48,837	60,428

Total liabilities	964,521	977,909

Shareholders’ equity
Common stock	126,867	83,827
Paid-in capital	165,447	193,905
Retained earnings	570,320	504,480
Accumulated other comprehensive loss	(5,116)	(13,033)

Total shareholders’ equity	857,518	769,179

Total liabilities and shareholders’ equity	$1,822,039	$1,747,088

Owens & Minor, Inc.

Condensed Consolidated Statements of Cash Flows (unaudited)

(in thousands)

	Year Ended December 31,
	2010	2009
Operating activities:
Net income	$110,579	$104,658
Adjustments to reconcile net income to cash provided by operating activities of continuing operations:
Loss from discontinued operations, net of tax	—	12,201
Depreciation and amortization	29,148	25,265
Pension expense	21,366	752
Pension contributions	(13,850)	(1,500)
Share-based compensation expense	6,358	7,035
Deferred income tax provision	(94)	10,869
Provision for losses on accounts and notes receivable	1,808	3,976
Provision for LIFO reserve	11,088	2,708
Changes in operating assets and liabilities:
Accounts and notes receivable	24,611	19,255
Merchandise inventories	(41,315)	(13,528)
Accounts payable	86,146	(18,755)
Net change in other assets and liabilities	9,334	13,756
Other, net	(596)	(1,372)

Cash provided by operating activities of continuing operations	244,583	165,320

Investing activities:
Additions to property and equipment	(31,221)	(19,746)
Additions to computer software and intangible assets	(10,128)	(12,543)
Net cash received related to acquisition of business	—	6,994
Proceeds from the sale of property and equipment	3,926	4,080

Cash used for investing activities of continuing operations	(37,423)	(21,215)

Financing activities:
Payments on revolving credit facility	—	(301,964)
Borrowing on revolving credit facility	—	151,386
Cash dividends paid	(44,780)	(38,370)
(Decrease) increase in drafts payable	(101,400)	52,718
Proceeds from exercise of stock options	7,234	6,593
Excess tax benefits related to share-based compensation	2,091	2,570
Other, net	(5,568)	(2,045)

Cash used for financing activities of continuing operations	(142,423)	(129,112)

Discontinued operations:
Operating cash flows	(1,660)	10,257
Investing cash flows	—	63,000

Net cash (used for) provided by discontinued operations	(1,660)	73,257

Net increase in cash and cash equivalents	63,077	88,250

Cash and cash equivalents at beginning of period	96,136	7,886

Cash and cash equivalents at end of period	$159,213	$96,136

Owens & Minor, Inc.

Financial Statistics (unaudited)

	Quarter Ended
(in thousands, except ratios and per share data)	12/31/2010	9/30/2010	6/30/2010	3/31/2010	12/31/2009

Operating results:
Net revenue	$2,070,166	$2,063,879	$2,019,893	$1,969,670	$2,040,424

Gross margin	$207,830	$203,954	$198,940	$197,001	$208,513
Gross margin as a percent of revenue	10.04%	9.88%	9.85%	10.00%	10.22%

SG&A expense	$142,340	$141,116	$139,641	$141,072	$147,173
SG&A expense as a percent of revenue	6.88%	6.84%	6.91%	7.16%	7.21%

Operating earnings	$39,310	$55,313	$52,162	$49,151	$55,757
Operating earnings as a percent of revenue	1.90%	2.68%	2.58%	2.50%	2.73%

Income from continuing operations	$21,788	$31,505	$29,469	$27,817	$32,039
Income from discontinued operations, net of tax					$308
Net income	$21,788	$31,505	$29,469	$27,817	$32,347

Income per common share - basic (1):
Continuing operations	$0.35	$0.50	$0.47	$0.44	$0.51
Discontinued operations	$—	$—	$—	$—	$0.01
Net income per share - basic	$0.35	$0.50	$0.47	$0.44	$0.52

Income per common share - diluted (1):
Continuing operations	$0.34	$0.50	$0.46	$0.44	$0.51
Discontinued operations	$—	$—	$—	$—	$—
Net income per share - diluted	$0.34	$0.50	$0.46	$0.44	$0.51

Accounts receivable:
Accounts and notes receivable, net	$471,661	$501,270	$468,026	$478,234	$498,080

Days sales outstanding (2)	19.6	21.3	19.8	20.5	21.4

Inventory:
Merchandise inventories	$720,116	$733,296	$712,078	$669,996	$689,889

Average inventory turnover (2)	10.2	10.2	10.6	10.6	10.6

Financing:
Cash and cash equivalents	$159,213	$145,070	$157,638	$146,357	$96,136

Total debt	$210,906	$210,270	$209,416	$209,632	$210,917

Stock information:
Cash dividends per common share (1)	$0.177	$0.177	$0.177	$0.177	$0.153

Stock price at quarter-end (1)	$29.43	$28.46	$28.38	$30.93	$28.62

(1)	Prior periods have been retroactively adjusted to reflect a three-for-two stock split effected on March 31, 2010.
(2)	Days sales outstanding (DSO) and average inventory turnover are based on three-months' sales.

Certain adjustments have been made to prior period amounts to conform to current year presentation.

Supplemental Information

GAAP Reconciliation

The company has provided certain non-GAAP financial measures that exclude the effect of a pension settlement charge incurred in the fourth quarter of 2010 due to the termination of the company’s pension plan, as the charge is unusual in the company’s history. Management has provided these non-GAAP measures as an additional tool for investors to evaluate the company’s financial performance. These measures should be considered in addition to, rather than as a substitute for, GAAP measures of the company’s performance. The following table reconciles these non-GAAP financial measures to the most closely related GAAP measure.

(in thousands, except per share amounts)
For the three months ended December 31	4Q-10		4Q-09
		% of revenue		% of revenue
Operating earnings	$39,310	1.90%	$55,757	2.73%
Effect of pension termination settlement charge	19,573	0.94%	—	—

Adjusted operating earnings (non-GAAP)	$58,883	2.84%	$55,757	2.73%

		per diluted common share		per diluted common share
Income from continuing operations(1)	$21,788	$0.34	$32,039	$0.51
Effect of pension termination settlement charge, net of tax(1)	11,918	0.19	—	—

Adjusted income from continuing operations (non-GAAP)	$33,706	$0.53	$32,039	$0.51

Net income	$21,788	$0.34	$32,347	$0.51
Effect of pension termination settlement charge, net of tax(1)	11,918	0.19	—	—

Adjusted net income (non-GAAP)	$33,706	$0.53	$32,347	$0.51

For the year ended December 31	2010		2009
		% of revenue		% of revenue
Operating earnings	$195,936	2.41%	$201,275	2.50%
Effect of pension termination settlement charge	19,573	0.24%	—	—

Adjusted operating earnings (non-GAAP)	$215,509	2.65%	$201,275	2.50%

		per diluted common share		per diluted common share
Income from continuing operations	$110,579	$1.75	$116,859	$1.86
Effect of pension termination settlement charge, net of tax	11,918	0.19	—	—

Adjusted income from continuing operations (non-GAAP)	$122,497	$1.94	$116,859	$1.86

Net income	$110,579	$1.75	$104,658	$1.67
Effect of pension termination settlement charge, net of tax	11,918	0.19	—	—

Adjusted net income (non-GAAP)	$122,497	$1.94	$104,658	$1.67

(1)	Calculated using an effective tax rate of 39.1% for 2010.